Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-169691 and No. 333-198645) pertaining to the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan and Blucora, Inc. 2015 Incentive Plan as Amended and Restated of our reports dated February 28, 2017, with respect to the consolidated financial statements of Blucora, Inc. and the effectiveness of internal control over financial reporting of Blucora, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
October 27, 2017